AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                         FRANKLIN MUTUAL ADVISERS, LLC


This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and FRANKLIN MUTUAL ADVISERS, LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser").

WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 16, 2007 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide sub-investment advisory services to a certain investment portfolio of JNL Series Trust.

WHEREAS, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

WHEREAS, the Adviser and Sub-Adviser have agreed to add a new breakpoint to the fee schedule for the JNL/Franklin Templeton Mutual Shares Fund; and therefore, Schedule B to the Agreement must be amended.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated February 11, 2011, attached hereto.

IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of March 3, 2011, effective as of February 11, 2011.


JACKSON NATIONAL                          FRANKLIN MUTUAL ADVISERS, LLC
ASSET MANAGEMENT, LLC

By:  	/s/ Mark D. Nerud               By:  	/s/ Peter A. Langerman
Name:    Mark D. Nerud				  Name:  	Peter A. Langerman
Title:  	  President and CEO			  Title:  President & CEO

                                   SCHEDULE B
                               FEBRUARY 11, 2011
                                 (Compensation)


                   JNL/Franklin Templeton Mutual Shares Fund


AVERAGE DAILY NET ASSETS                    ANNUAL RATE
$0 to $1 Billion                              0.51%
Amounts over $1 Billion                       0.49%